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                                                                       EXHIBIT 2



                                 16 JANUARY 2001

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of 16th January 2001, by John Lionel Coleman of "Bracken", Little Lane, East Common, Harpenden, Hertfordshire AL5 1DF, Robert Martin Thackery of 233 High Street, Rickmansworth, Hertfordshire WD3 1BQ and David Ian Thatcher of 14 Course Road, Ascot, Berkshire SL5 7HL (each of the foregoing is an individual resident of the United Kingdom and the foregoing individuals shall hereinafter be, collectively, referred to as the "Sellers") and Kupper Parker Communications, Incorporated, a New York corporation of 8301 Maryland Avenue, St Louis, Missouri 63105-3544 U.S.A. ("Buyer").

                                    RECITALS:

         Sellers desire to sell, and Buyer desires to purchase, all of the entire raised share capital (the "Shares") of CGT (UK) Limited, a company incorporated in England and Wales with registered number of 3304518 (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Applicable Contract": any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "Associated Company" any company which is, in relation to another company, its parent undertaking or its subsidiary undertaking or a subsidiary undertaking of its parent undertaking or any other person controlled by or under the same control direct or indirect. "Parent undertaking" and "subsidiary undertaking" shall have the meanings attributed to them in section 258 and 259 of the Companies Act 1985.

         "Audit": any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

         "Average Share Price": means the average share price of the Buyer Shares for the five (5) trading days preceding the second trading day prior to the date of the notice to the Sellers referred to in clause 10.4 hereof. For each of such five (5) trading days on which there is no reported sale of Buyer Shares, the reported share price at which Buyer Shares were sold on the most recent trading day prior thereto on which there was a reported sale of Buyer Shares shall be




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deemed to be the Average Share Price save that in no event shall the Average
Share Price be deemed to be less than US$3.

         "Best Efforts": the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "Board of Directors": means the board of directors or managers of the Company or any group of Persons exercising similar authority.

         "Breach": a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Buyer":  as defined in the first paragraph of this Agreement.

         "Buyer Shares" means the Buyer's common stock $.01 par value.

         "Closing":  as defined in Section 2.3.

         "Closing Date" shall be 21st February 2001

         "Company":  as defined in the Recitals of this Agreement.

         "Consent": any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transactions": all of the transactions contemplated by this Agreement, including (a) the sale of the Shares by Sellers to Buyer, (b) the execution, delivery, and performance of the Promissory Note, the Employment Agreements, and the Sellers' Releases, (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement, and (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "Contract": any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Damages":  as defined in Section 10.2.

         "Disclosure Letter":  as defined in Section 3.

         "Employee":  as defined in Section 3.24.

         "Employment Agreements":  as defined in Section 2.4(a)(4).

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         "Encumbrance": any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Facilities": any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, cars, and rolling stock) currently or formerly owned or operated by the Company.

         "GAAP": generally accepted United Kingdom accounting principles, applied on a basis consistent with the basis on which the Latest Balance Sheet and Company Financials referred to in Section 3.5 were prepared.

         "Governmental Authorization": any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body":  any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Knowledge or Awareness": an individual will be deemed to have "Knowledge or Awareness" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         (c) a Person (other than an individual) will be deemed to have "Knowledge or Awareness" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

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         "Legal Requirement": any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty

         "Profit" profit derived from the Company's ordinary activities before taxation and before any costs relating to management services derived from an Associated Company of the Buyer and before any costs relating to the management of the Company by virtue of any group treasury policy. The following further expenses/losses shall also be excluded but only where they arise against the wishes of the Sellers:

         (i) Directors remuneration over and above remuneration paid to the Sellers

         (ii) losses incurred as a result of services supplied to a loss leading client (i.e. a client to whom work is supplied at below market rates)

         (iii) losses incurred as a result of the Sellers or any employee of the Company being assigned to an Associated Company of the Buyer on a part-time/temporary basis or otherwise

         (iv) remuneration paid to any additional employee over and above the number of employees employed as at the Closing Date or by way of large bonuses

         (v) losses incurred as a result of reductions in charge out rates following the Closing Date or as a result of not increasing those rates in line with market conditions or the Retail Prices Index

         (vi) any costs associated with moving the premises occupied by the Company as at the Closing Date.



         "Order": any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any properly appointed arbitrator by the Sellers and the Buyer.

         "Ordinary Course of Business": an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

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         "Organizational Documents": (a) the articles of association of a company; (b) any partnership memorandum agreement and any statement of partnership of a general partnership; (c) any limited partnership agreement and any certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (e) the required publication of any of the foregoing; (f) the statutory books of a company; and (g) any amendment to any of the foregoing.

         "Person": any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Proceeding": any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator appointed by the Sellers and the Buyer.

         "Promissory Note": as defined in Section 2.4(b)(2).

         "Related Person": with respect to a particular individual:

         (a) Each other member of such individual's Family;

         (b) Any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) Any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (e) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (f) any Person that holds a Material Interest in such specified Person;

         (g) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (h) any Person in which such specified Person holds a Material
Interest;

         (i) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (j) any Related Person of any individual described in clause (b) or



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         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1933) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "Representative": with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Sellers":  as defined in the first paragraph of this Agreement.

         "Sellers' Releases":  as defined in Section 2.4(a)(2).

         "Shares":  as defined in the Recitals of this Agreement.

         "Subsidiary": with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "Tax" or "Taxes": all federal, state and local, European governmental, regional, state and local and foreign taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

         "Tax Return": any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threatened": a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

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2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell will full title guarantee and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers free from any encumbrance.

         2.2 Purchase Price. The purchase price (the "Purchase Price") for the Shares will be a $475,000 promissory note to the Sellers and 70,000 Buyer Shares with such Purchase Price to be satisfied under the terms and conditions provided in Section 2.4(b) and 2.5 hereof.

         2.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Birkett Long, Solicitors in Colchester, England, at 10:00 a.m. (local time) on 21st February, 2001, or at such other time and place as the parties may agree. Failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4 Closing Obligations. At the Closing:

             (a) Sellers will deliver to Buyer:

                     (1) Duly executed certificates in respect of the Shares, or an indemnity in a form satisfactory to the Buyer in respect of them

                     (2) duly executed stock transfer forms in respect of the grants of the shares in favor of the Buyer;

                     (3) releases in the form of Exhibit 1 executed by Sellers (collectively, "Sellers' Releases");

                     (4) employment agreements in the form of Exhibit 2, executed by each of the Sellers and the Company (collectively, "Employment Agreements"); and

                     (5) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Sellers to Buyer prior to the Closing Date in accordance with
Section 5.5); and

             (b) Buyer will deliver to Sellers:

                     (1) $475,000 (the "Deposit") by wire transfer to the following account for the benefit of the Sellers (the "Depository Account") Lloyds TSB, Crouch Street, Colchester, Essex Birkett Long Client Account, Account No. 01244019, Sort Code: 30 92 16 converted into BPS(pound) at the date of Closing;

                     (2) a promissory note payable to the Sellers in a principal amount equal to the amount of the Deposit; bearing interest at a rate equivalent to the interest payable under the

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Depository Account; to be secured by the amounts held in the Depository Account;
and in substantially the same form as Exhibit 3 (the "Promissory Note");

                     (3) a letter of instruction to the Sellers solicitors instructing them to hold the Deposit in Escrow subject to the terms of the Promissory Note such letter being in the form as set out in Exhibit 4;

                     (4) share certificates in the name of each of the Sellers representing each Seller's ownership in the number of Buyer Shares as set out in
Exhibit 5;

                     (5) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

         2.5 Earn-Out. Buyer shall issue to Sellers an additional number of Buyer Shares based upon the Company's Profit following the Closing (the "Earn-Out"). The Earn-Out shall be calculated and issued as follows:

             (a) On December 31, 2001, Buyer shall issue to the Sellers 250,000 Buyer Shares in the proportions and in names of the Sellers set out in Exhibit 5; provided that the amount of the Company's pre-tax Profit for the fiscal year ended October 31, 2001, is at least (pound)250,000 BPS;

             (b) On December 31, 2002, Buyer shall issue to the Sellers 250,000 Buyer Shares in the proportions and in names of the Sellers set out in Exhibit 5; provided that the amount of the Company's pre-tax Profit for the fiscal year ended October 31, 2002, is at least (pound)250,000 BPS

             (c) in the event that pre tax Profit referred to in (a) and (b) is less than (pound)250,000 the number of shares issued to the Sellers shall be the equivalent of x where:

             x = relevant year's Profit x 250,000 shares
                 ---------------------------------------
                     (pound)250,000

in the proportions set out in Exhibit 5;

             (d) Notwithstanding anything else contained herein in no event shall the number of Buyer Shares issued pursuant to the Earn-Out exceed 500,000 shares.

             (e) The Buyer's satisfaction of the Earn-Out shall be contingent upon the Company's delivery to the Buyer of audited financial statements, which statements shall (1)include a balance sheet, a statement of Profit, a statement showing changes in stockholders' equity, and cash flow statement; (2) be certified by a public accounting firm reasonably acceptable to Buyer; (3) be prepared in accordance with GAAP. Such financial statements shall be prepared at the sole cost and expense of the Company if compiled by Edwards Chartered

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Accountants of St Ives, Cambs. Any excess costs in respect of additional audit fees shall be paid by the Buyer.

                  (f) In the event that the trade, business or share capital of the Company or any part thereof is pledged, sold or transferred prior to the 31st December, 2002 then the Buyer's obligations under clause 2.5(a) and (b) shall immediately crystallize in full, notwithstanding the dates mentioned therein and the requirement to achieve (pound)250,000 pre-tax profit shall be of no effect

                  (g) In the event of a Change of Control of the Buyer prior to the 31st December 2002 then the Buyer's obligations under clause 2.5(a) and (b) shall immediately crystallize in full, notwithstanding the dates mentioned therein and the requirement to achieve (pound)250,000 pre-tax profit shall be of no effect

                  (h) The Buyer undertakes to provide the Sellers with written notice of any matter referred to in paragraphs (f) and (g) of this clause within 48 hours of them occurring

                  (i) "Change of Control" in paragraph (g) of this clause shall be defined by reference to the Income and Corporation Taxes Act 1988 Section. 416

         2.6 Satisfaction of Purchase Price. Buyer and Sellers agree that the items delivered pursuant to Section 2.4(b) and the covenants in Section 2.5 constitute a full and complete satisfaction of the Purchase Price, notwithstanding any fluctuation in exchange rates or the value of the Buyer Shares.

         2.7 Registration Rights.

                  (a) If, at any time during the two years following the Closing Date, Buyer proposes to file with the SEC a registration statement under the Securities Act on any form (other than an S-4 or S-8 or any successor form) on which the "Stock" (as hereinafter defined) may be registered, it shall give the Sellers written notice of its intention to file such registration statement. If any such holder so elects, by written notice to Buyer given within 30 days after their receipt of such notice from Buyer, such holder may elect to have all or any portion of such holder's Stock registered on such registration statement if such registration statement becomes effective Buyer shall exercise reasonable efforts to cause such registration statement to become effective.

                  (b) The registration referred to in Section (a) shall be accomplished at the sole expense of Buyer, except that the holder of the Stock so registered shall pay whatever additional costs (including filing fees) incurred by Buyer solely as a result of the inclusion of such Stock in the registration statement and the fees and expenses of such holder's counsel.

                  (c) If other securities being registered by such registration statement are being sold publicly through one or more investment banking firms serving as underwriters, the owners of Stock to be included in such registration statement must agree to sell their Stock through such underwriters and the owners of Stock who do not elect to have Stock registered will agree, upon the request of such underwriters, to defer the public sale of their Stock for a period of one

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hundred twenty 120 days following the effective date of the registration statement. Buyer shall have no obligation to amend such registration statement after it becomes effective to reflect subsequent events and the owners of registered Stock will not make any sales in reliance on such registration statement if Buyer has advised the holders that the information in the registration statement is no longer current. If any Stock is registered hereunder, Buyer shall keep the registration statement current for a period of at least 60 days following the time when the owners of the registered Stock may commence their public sale; provided, however, that Buyer shall not be required to keep such registration statement current beyond any date during such 60-day period on which it would be required to update such registration statement, unless the holders of the registered Stock agree to pay its reasonable out-of-pocket expenses in connection with such updating.

                  (d) Notwithstanding anything herein to the contrary, Buyer shall not be required to register any Stock if counsel for Buyer opines that such Stock may be sold publicly by such owner without registration under the Securities Act (including reliance on Rule 144 under the Securities Act), or if Buyer, at its expense, procures a "no action" letter from the SEC indicating that its staff will take no action if the Stock is sold without registration.

                  (e) If any Stock is registered, the holder's of such Stock and Buyer will enter into a cross indemnity agreement in form and substance satisfactory to counsel for Buyer, by which Buyer will indemnify the holders of such Stock against any liability arising under the Securities Act, except to the extent that liability arises in connection with information supplied to Buyer by such holders or their agents, and such holders shall indemnify Buyer in connection with such latter information.

                  (f) As used in this Agreement, "Stock" shall refer to the Buyer Shares issued in connection with this transaction and any other securities issued as a result of stock dividends, stock splits or other capital adjustments or exchanges in connection with such Buyer Shares.

                  (g) The registration rights granted by this Agreement shall be for the benefit of the Sellers or any transferee who is the record owner of Stock transferred to such transferee by any of the Sellers in a transaction not involving any public offering.

                  (h) Notwithstanding anything to the contrary, if any holder of Stock exercises a right to have any of such owner's Stock registered, such owner shall, at the request of Buyer, sell all such Stock to Buyer or such other person or persons as Buyer may designate at a price payable in cash equal to the value of the Stock covered by the request for registration. For the purposes of this Agreement, the value of each share of the Stock shall be deemed to be the closing bid price for the Buyer Shares (or if such stock is traded on an exchange, the closing price) on the last trading day immediately preceding the day on which the holder exercises the registration right by sending written notice to Buyer, and Buyer gives notice pursuant to this Section (h) that it will purchase the Stock.

                  (i) Notwithstanding anything herein to the contrary, Buyer need not register fewer than 5,000 shares of Stock for any record owner.

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3.       REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, except for representations and warranties made as of a certain date), but are subject to matters set forth in Schedule 1 and in the Disclosure Letter and any supplements thereto accompanying this Agreement and initialed by the Parties (the "Disclosure Letter").

         3.1 Organization and Good Standing.

             (a) The Disclosure Letter contains a complete and accurate list for the Company of all jurisdictions in which it is authorized to do business and its authorized and issued share capital (including the identity of each shareholder and the number of shares held by each). The Company is a corporation duly incorporate, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

             (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

         3.2 Authority; No Conflict

             (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements and the Sellers' Releases (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

             (b) Except as set forth in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (1) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

                  (2) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

                  (3) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  (4) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax save for any stamp duty due on the purchase of the Shares;

                  (5) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (6) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                  (7) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company; or

                  (8) Cause the company to breach the terms of any contract.

         Except as set forth in the Disclosure Letter, neither any Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 Capitalization. The authorized capital of the Company consists of 50,000 shares of (pound)1 each, of which 5,200 shares are issued and fully paid and constitute the Shares. Sellers are and will be on the Closing Date the legal and beneficial owners and holders of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable in the U.K.. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company were issued in violation of Legal Requirement. The Company does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business or Subsidiary.

         3.4 Books and Records. The books of account, minute books, shareholders' registers, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with the requirements of the UK Companies Act 1985, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, the managers and committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

         3.5 Financial Statements. The Company has delivered to Buyer: (a) audited balance sheets of the Company as at March 31, in each of the years 1999 through 2000, and the related unaudited statements of income and changes in shareholders' equity, for each of the fiscal years then ended ("Balance Sheets")
(b) a balance sheet of the Company as at March, 2000, and the related statements of income and changes in shareholders' equity, for the fiscal year then ended ("Latest Balance Sheet"), and (c) an unaudited balance sheet of the Company as at September 30, 2000, updated to 31st October 2000 (the "Company Most Recent Fiscal Quarter End") and the related unaudited statements of income and changes in stockholders' equity, for the six months then ended, including in each case the notes thereto (the "Unaudited Balance Sheets" and "Company Most Recent Fiscal Quarter End" may hereinafter be referred to collectively as the "Company Financials"). The Company Financials and notes as set out in Exhibit 6 fairly present the financial condition and the results of operations and changes in stockholders' equity, of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the Company Financials.

         3.6 Events Subsequent to the Company Most Recent Fiscal Quarter End. As far as the Sellers are aware since the Company Most Recent Fiscal Quarter End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company.

         3.7 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for
(i) liabilities set forth on the balance sheet dated as of the Company Most Recent Fiscal Quarter End and (ii) liabilities which have arisen after the Company Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         3.8 Brokers' Fees. Neither Sellers, the Company nor any of its officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Company or Sellers.

         3.9 Company Receivables; Inventories. Except to the extent of the amount of the reserve for doubtful accounts reflected in the Company Most Recent Fiscal Quarter End or as set forth in the Disclosure Letter, all such receivables shown on the Company Most Recent Fiscal Quarter End (except receivables that have been collected since such date) are valid and enforceable claims, and constitute bona fide receivables resulting from the sale of goods and services in the Ordinary Course of Business. To the knowledge of the Sellers, the Receivables are not subject to any defense, offsets, returns, rebates, allowances or credits of any kind, and are fully collectible at the full amount thereof, except to the extent of the amount of the reserve for doubtful accounts reflected in the Company Most Recent Fiscal Quarter End or as otherwise provided in the Disclosure Letter. All work-in-progress has been performed in a manner consistent with prior practices.

         3.10 Absence of Certain Changes. Since the date of the Company Most Recent Fiscal Quarter End and through the date hereof, except as set forth in or contemplated by this Agreement or disclosed in the Disclosure Letter, the Company has conducted business in the Ordinary Course of Business, and except for matters which are not likely to have a material adverse effect, there has not been:

              (a) any transaction or Contract with respect to the purchase, acquisition, lease, disposition or transfer of any assets or to any capital expenditure (in each case, other than in the ordinary course of business in accordance with past practice) of the Company;

              (b) any material damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the assets of the Company;

              (c) any change in any method of accounting or accounting practice by the Company;

              (d) any increase in the rate of compensation payable or to become payable to any officer, shareholder, director or full-time employee of the Company, or any material alteration in the benefits payable to any thereof;

              (e) except in the ordinary course of business, any payment, directly or indirectly, of any liability before it became due in accordance with its terms;

              (f) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

              (g) any note, bond or other debt security issued, incurred or assumed, or guarantee of any indebtedness for borrowed money or capitalized lease obligation or any security interest imposed upon any of the assets, tangible or intangible;

              (h) any license, sublicense, sale or pledge of any rights granted under or with respect to any intellectual property owned by the Company;

              (i) other than as contemplated by this Agreement, any loan to or any other transaction with, any stockholder or any of the Companies' directors, officers, and/or employees of the Company;

              (j) any new collective bargaining agreement, written or oral; or

              (k) any agreement or commitment to do or perform any of the above.

         3.11 Contracts. The Disclosure Letter sets forth a complete and correct list of all written Contracts and oral Contracts by which the Company is obligated or otherwise bound as of the date hereof and which have a value which exceeds $10,000 per annum or which are for a term in excess of one year and cannot be terminated on less than 90 days notice, without penalty, and all employment contracts (the "Company Contracts"). All Company Contracts are valid, in full force and effect and binding upon the Company and binding upon the other parties thereto in accordance with their terms. The Company is not in default under any Company Contracts nor has the Company received any written notice alleging any default by the Company nor is any, other party thereto in default thereunder. No conditions exist that with notice or the lapse of time or both would constitute a default (or give rise to a termination right) thereunder by either party. The Company has not received written notice of cancellation or termination of any the Company Contracts. The Contemplated Transactions will not give rise to any rights of any party to terminate any Company Contracts. The Company has heretofore delivered or made available to Buyer, correct and complete copies of all written Company Contracts as are available and summaries of the provisions of all oral Company Contracts and unavailable written Company Contracts.

         3.12 Taxes

              (a) The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since April 1, 1998. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company.

              (b) The Company has timely paid or caused to be paid all material Taxes required to be paid by it. The accruals for Taxes payable in the Company's most recent financial statements are adequate to cover all material Taxes attributable to periods (or portions thereof) ending on the date of such financial statements, and no material Taxes attributable to periods following the date of such financial statements have been incurred other than in the ordinary course of business.

              (c) The Company has filed or caused to be filed in a timely and proper manner all material Tax Returns required to be filed by it with the appropriate Tax Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct, and complete in all material respects.

              (d) The Company has not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

              (e) The Company has not been notified in writing by any Tax Authority of any material issues relating to Taxes in connection with any Tax Return filed by or on behalf of it. There are no pending Audits relating to the Company and no (i) waivers of statutes of limitations or (ii) powers of attorney (or similar authority) have been given by (or requested from) the Company that are currently outstanding. No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company. The Company has not received notice from any Tax Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

              (f) No liens for Taxes have been filed against the Company, except for Taxes not yet due or payable and for which adequate reserves have been established on the books and records of the Company and described in the Disclosure Letter.

              (g) The Company is not (i) a party to any Tax sharing, Tax allocation or similar agreement with any Person or (ii) bound by any closing agreement, offer in compromise or other agreement with any Tax Authority.

              (h) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to that the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Latest Balance Sheet or in the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         3.13 Employee Benefits.

              (a) All employee benefit plans, programs and policies maintained or contributed to by the Company for the benefit of any Employee are listed in the Disclosure Letter (the "Benefit Plans").

              (b) All amounts due prior to the Closing Date in respect of each of the Benefit Plans to any insurance company or other relevant third party in connection with the Benefit Plans will have been paid by the Closing Date, except to the extent that under applicable law or accounting principles only book entry reserves are required.

         3.14 Compliance with Legal Requirements; Governmental Authorizations.

              (a) Except as set forth in the Disclosure Letter and as far as the Sellers are aware,

                     (1) the Company is and has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                     (2) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                     (3) no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

              (b) The Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in the Disclosure Letter is valid and in full force and effect and there is no reason why any of them should be withdrawn. Except as set forth in the Disclosure
Letter:

                     (1) the Company is and has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Letter;

                     (2) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in the Disclosure Letter;

                     (3) no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                     (4) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

         3.15 Legal Proceedings; Orders.

              (a) Except as set forth in the Disclosure Letter, there is no pending Proceeding:

              (b) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

              (c) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in the Disclosure Letter. The Proceedings listed in the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

              (d) Except as set forth in the Disclosure Letter:

                     (1) there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject;

                     (2) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                     (3) to the Knowledge of Sellers and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

              (e) Except as set forth in the Disclosure Letter:

                     (1) the Company is, and has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                     (2) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                     (3) the Company has not received, at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         3.16 Insurance. The Disclosure Letter sets forth a complete and correct list of all insurance policies, fidelity and surety bonds and fiduciary liability policies ("Insurance Policies") which are currently in effect covering the assets, the business, operations, employees, officers and managers of The Company and complete and correct copies of all such Insurance Policies have been delivered or made available to Buyer. The Disclosure Letter also sets forth a true and complete list of claims made in respect of such Insurance Policies during the two (2) years prior to the date hereof. Except as set forth the Disclosure Letter, there is no claim pending under any of such Insurance Policies. All premiums due under all such Insurance Policies have been paid and, to The Company's knowledge, The Company is otherwise in compliance with the terms and conditions of all such Insurance Policies.

         3.17 Potential Conflicts of Interest. Except as set forth in the Disclosure Letter, Employee or officer of the Company:

              (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that carries on business in competition with the Company anywhere in the world;

              (b) owns, directly or indirectly, in whole or in part, any material asset that the Company uses in the conduct of its business or any interest in any business with which the Company has a business relationship; or

              (c) has entered into a sale and leaseback or similar transaction with the Company.

         3.18 Intangible Property. The Disclosure Letter sets forth a true, correct and complete list of all trademarks, domain names, copyrights, service marks or trade names, patents (and all applications for any of the foregoing), permits, grants and licenses and all other intangible assets, properties and rights running to or from, or used by, the Company and there are no other trademarks, copyrights, service marks, trade names or other intangible assets, properties or rights that are material to the Company.

         3.19 Deferred Compensation. Except as set forth in the Disclosure Letter, as of the Company Most Recent Fiscal Quarter End, the Company does not owe any deferred compensation (including, but not limited to, incentive compensation) to any Employees (the "Deferred Compensation"), or has accrued or is obligated to pay or accrue any distribution to its shareholders. Any amounts incurred or expensed since the Company Most Recent Fiscal Quarter End for deferred compensation were in the Ordinary Course of Business.

         3.20 Properties; Title. The Company does not own any real property. True and correct copies of leases relating to Company Real Property (the "Company Real Property Leases") have been delivered to Buyer. The Company Real Property Leases are in full force and effect and neither party to any such Company Real Property Lease is in material default. The Company Real Property Leases relate to all real property occupied by the Company and the Company has not at any time occupied any other property.

         3.21 Tangible Personal Property. There are no outstanding Contracts or any other rights of any character, entitling any Person other than pursuant to this Agreement to acquire any interest in all, or any part of, tangible property owned by the Company. The Company has good and marketable title to all such tangible property free and clear of all mortgages, pledges, liens and other encumbrances, except those described in the Disclosure Letter.

         3.22 Customers and Suppliers. The Company has disclosed to Buyer the names of its ten largest customers based on revenue received by the Company during the six months ended September 30, 2000 (collectively, the "Major Customers"). None of the Major Customers has threatened to cancel, or otherwise terminate, the relationship of such Person with the Company.

         3.23 Depositaries; Powers of Attorney, Etc. The Disclosure Letter sets forth (i) the name of each bank or similar entity in which the Company has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the name of each person holding a general or special power of attorney from the Company and a description of the terms thereof.

         3.24 Employees.

              (a) The Disclosure Letter contains a complete and accurate list of the following information for each employee, independent contractor or director of the Company ("Employee"), including each Employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Company Most Recent Fiscal Quarter End ; vacation accrued; and length of continuous employment and eligibility to participate under the Company's pension, retirement, profit-sharing, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Benefit Plan.

              (b) As far as the Sellers are aware no Employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an Employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such Employee. As far as the Sellers are aware no Employee or officer of the Company intends to terminate his employment with the Company.

              (c) The Disclosure Letter also contains a complete and accurate list of the following information for each retired Employee of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

              (d) The employment by the Company of any Employee can be terminated for any reason whatsoever consistent with current law, without penalty or liability of any kind other than accrued vacation pay and sick pay on not more than one month's notice. There are no active, pending or Threatened Proceedings relating to the Employees. The Company has accrued in the Company Most Recent Fiscal Quarter End for all employee bonuses, commissions and other incentive compensation due through the end of said quarter.

         3.25 Certain Payments. As far as the Sellers are aware neither the Company, any officer, agent, or Employee of the Company, nor any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.26 Investment Representations

              (a) The Sellers understand and acknowledge that the Buyer Shares are being offered and sold under the exemptions from registration provided for in Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, and that Buyer's reliance upon such exemption is based in part upon the Sellers' representations, warranties and agreements contained in this Agreement.
              (b) The Sellers have carefully read this Agreement and, to the extent believed necessary, have discussed the representations, warranties and agreements which the Sellers make by signing it and the applicable limitations upon the Sellers' resale of the Buyer Shares with their counsel.

              (c) The Buyer Shares to be issued to the Sellers pursuant to their Agreement are being acquired by them solely for their own account, for investment purposes only and are not being purchased for resale, resyndication or distribution. The Sellers have no contract or arrangement with any person to sell, transfer or pledge to any person the Buyer's Shares or any part thereof, any interest therein or any rights thereto, and the Sellers have no present plans to enter into any such contract or arrangement. The Buyer however undertakes to register the Buyer Shares in the February next following the date of issue.

              (d) Each of the Sellers understands that he may not sell or otherwise transfer his Buyer Shares unless such sale or other transfer is registered under the Securities Act and the applicable state securities laws or unless the sale or other transfer is exempt from the registration requirements under the Securities Act and such other securities laws, and that, as a result, the Sellers must bear the economic risk of the investment for an indefinite period of time. The Sellers understand that Buyer may require the Sellers to furnish an opinion of counsel satisfactory to Buyer that such sale or transfer is exempt.

              (e) Each of the Sellers is able (i) to bear the economic risk of an investment in Buyer Shares, (ii) to hold the Buyer Shares indefinitely, and
(iii) to afford a complete loss of this investment. Each of the Sellers has adequate means of providing for current needs and has no present need for liquidity in this investment.

              (f) Each of the Sellers confirms that, in making the decision to acquire the Buyer Shares pursuant to this Agreement, the Sellers have relied solely upon independent investigations made by each of them and/or by their representatives, including each of their own professional tax and other advisors and that they and such representatives and advisors have been given the opportunity to ask questions of, and to receive answers from, Buyer concerning terms and conditions, and to obtain any information requested by them concerning Buyer from such person, to the extent such persons possessed such information or could acquire it without unreasonable effort or expense, necessary for each of the Sellers to make an informed investment in Buyer Shares.

         3.27 Disclosure.

              (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, misleading.

              (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omits to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         3.28 Relationships With Related Persons. No Seller or any Related Person of Sellers or of the Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company' businesses. No Seller or any Related Person of Sellers or of the Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in the Disclosure Letter, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

         4.2 Authority; No Conflict.

             (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Promissory Note (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

             (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                     (1) any provision of Buyer's Organizational Documents;

                     (2) any resolution adopted by the board of directors or the stockholders of Buyer;

         Except as set forth in the Disclosure Letter, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         4.4 SEC Documents. Buyer has heretofore delivered or made available to the Sellers Buyer's Prospectus/Proxy Statement dated September 8, 2000 and all reports required to be filed by Buyer under Sections 13(a), 14(a), 14(c) and 15(d) of the Securities Exchange Act with the SEC on or after September 8, 2000 (the "SEC Documents"). As of their respective dates, each of the SEC Documents complied in all material aspects with all applicable requirements of the Securities Act, or amended, and the Securities Exchange Act and the rules and regulations of the SEC applicable to such reports and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited financial statements of Buyer included in the SEC Documents or incorporated therein by reference fairly present the financial position of Buyer as of the dates of such financial statements and the results of Buyer's operations and cash flows for the periods then ended, in accordance with United States generally accepted accounting principals, except for the variances from such principals as are set forth in the notes thereto.

         4.5 No Material Adverse Effect. Since the date of the most recent filing by Buyer under the Securities Exchange Act prior to the date hereof, there has been no event or occurrence that has caused or is reasonably expected to cause a material adverse effect on Buyer other than economic conditions affecting the U.S. economy generally or the advertising industry generally.

5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE.


         5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2 Operation of the Businesses of the Company Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

             (a) conduct the business of the Company only in the Ordinary Course of Business;

             (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

             (c) confer with Buyer concerning operational matters of a material nature; and

             (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

         5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.10 is likely to occur.

         5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents reasonably required.

         5.5 Notification. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter Sellers will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

         5.6 Payment of Indebtedness by Related Persons Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing. Dividends due to the Sellers from the Company for the period to 31st October 2000 be paid within a reasonable period of time from the Closing Date.

         5.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

         5.8 Best Efforts Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.

         6.1 Approvals of Governmental Bodies.

         As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and cooperate with Sellers in obtaining all consents identified in the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2 Best Efforts.

         Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.


         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1 Accuracy of Representations. All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate as of the date of this Agreement, and must be accurate as of the Closing Date as if made on the Closing Date, subject to any supplement to the Disclosure Letter notified pursuant to clause 5.5 above. In the event that any such supplements disclose a matter in relation to the Company which is both material and adverse, and sufficiently serious as to cause a reasonable buyer not to wish to close on this transaction, on the understanding that the Sellers shall not be liable to the Buyer in any respect, the Buyer shall be under no obligation to purchase the Shares and to take the other actions required to be taken by the Buyer at Closing.

         7.2 Sellers' Performance.

             (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

             (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

         7.3 Additional Documents.

         Each of the following documents must have been delivered to Buyer:

             (a) an opinion of Birkett Long, Solicitors dated the Closing Date, in the form of Exhibit 7;

             (b) such other documents as Buyer may reasonably request for the purpose of (I) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.4 No Proceedings.

         Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.5 No Claim Regarding Stock Ownership or Sale Proceeds.

         There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.6 No Prohibition.

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         7.7 Sellers acknowledge that Buyer has not had sufficient opportunity to review the contents of the Disclosure Letter or conduct its due diligence investigation of the Sellers and Company prior to the execution of this Agreement. For this reason, Buyer must be satisfied (in its sole discretion) with (a) the contents of the Disclosure Letter, as may be supplemented as provided herein, and (b) Buyer's investigation of the Sellers and the business, financial condition, operations, results of operations, or future prospects of the Company.

8.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1 Accuracy of Representations.

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2 Buyer's Performance.

             (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. (b) Buyer must have delivered each of the documents and other items required to be delivered by Buyer pursuant to Section 2.4.

         8.3 Additional Documents.

         Buyer must have caused to be delivered to Sellers such documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.4 No Injunction.

         There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.       TERMINATION.

         9.1 Termination Events.

         This Agreement may, by notice given prior to or at the Closing, be terminated:

              (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

              (b) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

              (c) by mutual consent of Buyer and Sellers; or

              (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 1, 2001, or such later date as the parties may agree upon in writing.

         9.2 Effect of Termination.

         Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      INDEMNIFICATION; REMEDIES.

         10.1 Survival; Right to Indemnification Not Affected by Knowledge.

         All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(5), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. Any right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation save as specifically stated by Buyer in writing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect any right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2 Indemnification and Payment of Damages by Sellers.


         Sellers, jointly and severally, will indemnify and hold harmless Buyer and the Company, (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable lawyers' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

              (a) any breach of any representation or warranty made by Sellers in clause 3.12 of this Agreement giving effect to any supplement to the Disclosure Letter.

              (b) any breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date giving effect to any supplement to the Disclosure Letter


         10.3 Indemnification and Payment of Damages by Buyer.

         (a) Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         (b) At Closing the Buyer shall comply with the requirements of the lessors in respect of effecting the assignment of the property under the provisions of the lease dated 17 September 1998 made between PSP (Nominees) Company Limited (1) and Abercraft Limited (2) and without prejudice to the generality of the assignment shall in particular provide all necessary references and guarantors as may be required under clause 3(27) (a) - (c) and shall enter into all relevant documentation to effect the assignment as well as to indemnify the existing sureties against all and any future liabilities, losses costs, expenses and breach of covenants as from the Closing Date under the terms of the lease or any additional or ancillary documents thereto that have been entered into by the Sellers in respect of the Property.

         10.4 Escrow; Right of Set-Off.

         Upon notice to the Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be lawfully entitled under this Section 10 ("Claim") against Earn-Out. The amount of Buyer Shares to be issued under the Earn-Out shall be reduced by the number of Buyer Shares that when multiplied by the Average Share Price for the Buyer Shares equals the value of the Claim.

         10.5 Procedure for Indemnification -- Third Party Claims.

         (a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but subject to Schedule 1 hereof the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         10.6 Procedure for Indemnification -- Other Claims.

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.      GENERAL PROVISIONS.

         11.1 Expenses.

         Except as otherwise expressly provided in this Agreement, the Buyer shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants along with the amount of (pound)20,000 plus VAT, as a contribution to the Sellers costs which the Buyer shall pay on the Closing Date. Sellers shall bear any costs incurred by them in excess of (pound)20,000 plus VAT.

         11.2 Public Announcements.

         Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         11.3 Confidentiality.

         Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company written information stamped "confidential" when originally furnished by another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         11.4 Notices.

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers:  Messrs Colman, Thackery and Thatcher
         Attention:  Mr John Colman
         Facsimile No.:  0207 874 5101

         with a copy to:

         Attention:  Stephen John Williams
         Facsimile No.:  01206 765534

         Buyer: Kupper Parker Communications, Incorporated
         Attention: John Rezich
         Facsimile No.: (314) 290-2101

         with a copy to:

         Attention: A.J. Chivetta, Armstrong Teasdale LLP

         211 N. Broadway

         St Louis

         Missouri

         63102 USA

         Facsimile No.:  314 621 5065

         11.5 Jurisdiction; Service of Process.

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of England or the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.6 Further Assurances.

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.7 Waiver.

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.8 Entire Agreement and Modification.

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.9 Disclosure Letter.

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter and any supplements thereto (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.10 Assignments, Successors, and No Third-party Rights.

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

         11.11 Severability.

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12 Section Headings, Construction.

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.13 Time of Essence.

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.14 Governing Law.


         This Agreement will be governed by the laws of England without regard to conflicts of laws principles.

         11.15 Counterparts.

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



Buyer                                              Sellers

Kupper Parker Communications, Incorporated

                                                    /s/ John Lionel Coleman
                                                   -----------------------------
By:   /s/ John J. Rezich
    ----------------------------

Printed Name: John J. Rezich                       John Lionel Coleman

Title: Chief Financial Officer

                                                   /s/ Robert Martin Thackery
                                                   -----------------------------

                                                   Robert Martin Thackery


                                                   /s/ David Ian Thatcher
                                                   -----------------------------

                                                   David Ian Thatcher